UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 ____________

FORM N-14
_____________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ] Pre-Effective Amendment No. ______	[ X ] Post-Effective Amendment No. 1
(Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:	Area Code and Telephone Number:
AMERICAN CENTURY MUTUAL FUNDS, INC.	(816) 531-5575

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)
4500 MAIN STREET, KANSAS CITY, MISSOURI 64111

Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)
CHARLES A. ETHERINGTON 4500 MAIN STREET, KANSAS CITY, MISSOURI 64111

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-157039) of American Century Mutual Funds, Inc. (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing executed copies of exhibits to the Registration Statement.

Parts A and B are incorporated herein by reference to the Proxy Statement/Prospectus and SAI filed pursuant to Rule 497(b) (File No. 333-157039) on March 2, 2009 and as supplemented on April 15, 2009.

PART C  OTHER INFORMATION

Item 15.      Indemnification

The Registrant is a Maryland Corporation. Section 2-418 of the Maryland General Corporation Law allows a Maryland corporation to indemnify its officers, directors, employees and agents to the extent provided in such statute.

Article VIII of the Registrant's Articles of Incorporation, requires the indemnification of the Registrant's directors and officers to the extent permitted by Section 2-418 of the Maryland General Corporation Law, the Investment Company Act of 1940 and all other applicable laws.

The Registrant has purchased an insurance policy insuring its officers and directors against certain liabilities which such officers and directors may incur while acting in such capacities and providing reimbursement to the Registrant for sums which it may be permitted or required to pay to its officers and directors by way of indemnification against such liabilities, subject in either case to clauses respecting deductibility and participation.

Item 16.      Exhibits

(1)           (a)           Articles of Incorporation of Twentieth Century Investors, Inc., dated June 26, 1990 (filed electronically as Exhibit b1a to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(b)           Articles of Amendment of Twentieth Century Investors, Inc., dated November 19, 1990 (filed electronically as Exhibit b1b to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(c)           Articles of Merger of Twentieth Century Investors, Inc., a Maryland corporation and Twentieth Century Investors, Inc., a Delaware corporation, dated February 22, 1991 (filed electronically as Exhibit b1c to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(d)           Articles of Amendment of Twentieth Century Investors, Inc., dated August 10, 1993 (filed electronically as Exhibit b1d to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(e)           Articles Supplementary of Twentieth Century Investors, Inc., dated September 2, 1993 (filed electronically as Exhibit b1e to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(f)           Articles Supplementary of Twentieth Century Investors, Inc., dated April 24, 1995 (filed electronically as Exhibit b1f to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(g)           Articles Supplementary of Twentieth Century Investors, Inc., dated October 11, 1995 (filed electronically as Exhibit b1g to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(h)           Articles Supplementary of Twentieth Century Investors, Inc., dated January 22, 1996 (filed electronically as Exhibit b1h to Post-Effective Amendment No. 73 to the Registration Statement of the Registrant on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

(i)           Articles Supplementary of Twentieth Century Investors, Inc., dated March 11, 1996 (filed electronically as Exhibit b1i to Post-Effective Amendment No. 75 to the Registration Statement of the Registrant on June 14, 1996, File No. 2-14213, and incorporated herein by reference).

(j)           Articles Supplementary of Twentieth Century Investors, Inc., dated September 9, 1996 (filed electronically as Exhibit a10 to Post-Effective Amendment No. 85 to the Registration Statement of the Registrant on September 1, 1999, File No. 2-14213, and incorporated herein by reference).

(k)           Articles of Amendment of Twentieth Century Investors, Inc., dated December 2, 1996 (filed electronically as Exhibit b1j to Post-Effective Amendment No. 76 to the Registration Statement of the Registrant on February 28, 1997, File No. 2-14213, and incorporated herein by reference).

(l)           Articles Supplementary of American Century Mutual Funds, Inc., dated December 2, 1996 (filed electronically as Exhibit b1k to Post-Effective Amendment No. 76 to the Registration Statement of the Registrant on February 28, 1997, File No. 2-14213, and incorporated herein by reference).

(m)           Articles Supplementary of American Century Mutual Funds, Inc., dated July 28, 1997 (filed electronically as Exhibit b1l to Post-Effective Amendment No. 78 to the Registration Statement of the Registrant on February 26, 1998, File No. 2-14213, and incorporated herein by reference).

(n)           Articles Supplementary of American Century Mutual Funds, Inc., dated November 28, 1997 (filed electronically as Exhibit a13 to Post-Effective Amendment No. 83 to the Registration Statement of the Registrant on February 26, 1999, File No. 2-14213, and incorporated herein by reference).

(o)           Certificate of Correction to Articles Supplementary of American Century Mutual Funds, Inc., dated December 18, 1997 (filed electronically as Exhibit a14 to Post-Effective Amendment No. 83 to the Registration Statement of the Registrant on February 26, 1999, File No. 2-14213, and incorporated herein by reference).

(p)           Articles Supplementary of American Century Mutual Funds, Inc., dated December 18, 1997 (filed electronically as Exhibit b1m to Post-Effective Amendment No. 78 to the Registration Statement of the Registrant on February 26, 1998, File No. 2-14213, and incorporated herein by reference).

(q)           Articles Supplementary of American Century Mutual Funds, Inc., dated January 25, 1999 (filed electronically as Exhibit a16 to Post-Effective Amendment No. 83 to the Registration Statement of the Registrant on February 26, 1999, File No. 2-14213, and incorporated herein by reference).

(r)           Articles Supplementary of American Century Mutual Funds, Inc., dated February 16, 1999 (filed electronically as Exhibit a17 to Post-Effective Amendment No. 83 to the Registration Statement of the Registrant on February 26, 1999, File No. 2-14213, and incorporated herein by reference).

(s)           Articles Supplementary of American Century Mutual Funds, Inc., dated August 2, 1999 (filed electronically as Exhibit a19 to Post-Effective Amendment No. 89 to the Registration Statement of the Registrant on December 1, 2000, File No. 2-14213, and incorporated herein by reference).

(t)           Articles Supplementary of American Century Mutual Funds, Inc., dated November 19, 1999 (filed electronically as Exhibit a19 to Post-Effective Amendment No. 87 to the Registration Statement of the Registrant on November 29, 1999, File No. 2-14213, and incorporated herein by reference).

(u)           Articles Supplementary of American Century Mutual Funds, Inc., dated March 5, 2001 (filed electronically as Exhibit a21 to Post-Effective Amendment No. 93 to the Registration Statement of the Registrant on April 20, 2001, File No. 2-14213, and incorporated herein by reference).

(v)           Certificate of Correction to Articles Supplementary, dated April 3, 2001 (filed electronically as Exhibit a22 to Post-Effective Amendment No. 93 to the Registration Statement of the Registrant on April 20, 2001, File No. 2-14213, and incorporated herein by reference).

(w)           Articles Supplementary of American Century Mutual Funds, Inc., dated June 14, 2002 (filed electronically as Exhibit a23 to Post-Effective Amendment No. 98 to the Registration Statement of the Registrant on October 10, 2002, File No. 2-14213, and incorporated herein by reference).

(x)           Certificate of Correction to Articles Supplementary of American Century Mutual Funds, Inc., dated June 25, 2002 (filed electronically as Exhibit a24 to Post-Effective Amendment No. 98 to the Registration Statement of the Registrant on October 10, 2002, File No. 2-14213, and incorporated herein by reference).

(y)           Articles Supplementary of American Century Mutual Funds, Inc., dated February 12, 2003 (filed electronically as Exhibit a25 to Post-Effective Amendment No. 100 to the Registration Statement of the Registrant on February 28, 2003, File No. 2-14213, and incorporated herein by reference).

(z)           Certificate of Correction to Articles Supplementary of American Century Mutual Funds, Inc., dated February 28, 2003 (filed electronically as Exhibit a26 to Post-Effective Amendment No. 101 to the Registration Statement of the Registrant on August 28, 2003, File No. 2-14213, and incorporated herein by reference).

(aa)           Articles Supplementary of American Century Mutual Funds, Inc., dated August 14, 2003 (filed electronically as Exhibit a27 to Post-Effective Amendment No. 102 to the Registration Statement of the Registrant on August 28, 2003, File No. 2-14213, and incorporated herein by reference).

(bb)           Articles Supplementary of American Century Mutual Funds, Inc., dated January 14, 2004 (filed electronically as Exhibit a28 to Post-Effective Amendment No. 104 to the Registration Statement of the Registrant on February 26, 2004, File No. 2-14213, and incorporated herein by reference).

(cc)           Articles Supplementary of American Century Mutual Funds, Inc., dated November 17, 2004 (filed electronically as Exhibit a29 to Post-Effective Amendment No. 106 to the Registration Statement of the Registrant on November 29, 2004, File No. 2-14213, and incorporated herein by reference).

(dd)           Articles Supplementary of American Century Mutual Funds, Inc., dated January 13, 2005 (filed electronically as Exhibit a30 to Post-Effective Amendment No. 109 to the Registration Statement of the Registrant on February 25, 2005, File No. 2-14213, and incorporated herein by reference).

(ee)           Articles Supplementary of American Century Mutual Funds, Inc., dated June 22, 2005 (filed electronically as Exhibit a31 to Post-Effective Amendment No. 111 to the Registration Statement of the Registrant on July 28, 2005, File No. 2-14213, and incorporated herein by reference).

(ff)           Articles Supplementary of American Century Mutual Funds, Inc., dated December 13, 2005 (filed electronically as Exhibit 1(ff) to the Registration Statement on Form N-14 of the Registrant on December 22, 2005, File No. 2-14213, and incorporated herein by reference).

(gg)           Articles Supplementary of American Century Mutual Funds, Inc., dated March 15, 2006 (filed electronically as Exhibit a33 to Post-Effective Amendment No. 116 to the Registration Statement of the Registrant on March 31, 2006, File No. 2-14213, and incorporated herein by reference).

(hh)           Articles Supplementary of American Century Mutual Funds, Inc., dated November 14, 2006 (filed electronically as Exhibit 1(hh) to the Registration Statement on Form N-14 of the Registrant on February 27, 2007, File No. 2-14213, and incorporated herein by reference).

(ii)           Articles of Amendment of American Century Mutual Funds, Inc., dated August 29, 2007 (filed electronically as Exhibit a35 to Post-Effective Amendment No. 121 to the Registration Statement of the Registrant on September 27, 2007, File No. 2-14213, and incorporated herein by reference).

(jj)           Articles Supplementary of American Century Mutual Funds, Inc., dated September 10, 2007 (filed electronically as Exhibit a36 to Post-Effective Amendment No. 121 to the Registration Statement of the Registrant on September 27, 2007, File No. 2-14213, and incorporated herein by reference).

(kk)           Articles of Amendment of American Century Mutual Funds, Inc., dated November 27, 2007 (filed electronically as Exhibit a37 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(ll)           Articles Supplementary of American Century Mutual Funds, Inc., dated November 27, 2007 (filed electronically as Exhibit a38 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference)

(mm)           Articles Supplementary of American Century Mutual Funds, Inc., dated June 5, 2008 (filed electronically as Exhibit 1(mm) to the Registration Statement on Form N-14 of the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

(2)           Amended and Restated By-laws, dated November 29, 2007 (filed electronically as Exhibit b to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(3)           Not applicable.

(4)           Form of Agreement and Plan of Reorganization (filed electronically as Exhibit A to the Proxy Statement/Prospectus in Part A of the Registration Statement on Form N-14 of the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

(5)           Registrant hereby incorporates by reference, as though set forth fully herein, Article Fifth, Article Seventh, and Article Eighth of Registrant’s Articles of Incorporation, appearing as Exhibit (1)(a) herein and Article Fifth of Registrant’s Articles of Amendment, appearing as Exhibit (1)(d) herein and Sections 3-11 of Registrant’s Amended and Restated By-Laws, appearing as Exhibit 2 herein.

(6)           (a)           Management Agreement with American Century Investment Management, Inc., dated August 1, 2008 (filed electronically as Exhibit 6(a) to the Registration Statement on Form N-14 of the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

(b)           Investment Subadvisory Agreement with Mason Street Advisors LLC, dated March 30, 2006 (filed electronically as Exhibit d3 to Post-Effective Amendment No. 116 to the Registration Statement of the Registrant on March 31, 2006, File No. 2-14213, and incorporated herein by reference).

(7)           (a)           Amended and Restated Distribution Agreement with American Century Investment Services, Inc., dated December 3, 2007 (filed electronically as Exhibit e to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(b)           Form of Dealer/Agency Agreement (filed electronically as Exhibit e2 to Post-Effective Amendment No. 25 to the Registration Statement of American Century International Bond Funds on April 30, 2007, File No. 333-43321, and incorporated herein by reference).

(8)           Not applicable.

(9)           (a)           Master Agreement with Commerce Bank, N. A., dated January 22, 1997 (filed electronically as Exhibit b8e to Post-Effective Amendment No. 76 to the Registration Statement of American Century Mutual Funds, Inc. on February 28, 1997, File No. 2-14213, and incorporated herein by reference).

(b)           Global Custody Agreement with The Chase Manhattan Bank, dated August 9, 1996 (filed electronically as Exhibit b8 to Post-Effective Amendment No. 31 to the Registration Statement of American Century Government Income Trust on February 7, 1997, File No. 2-99222, and incorporated herein by reference).

(c)           Amendment to the Global Custody Agreement with The Chase Manhattan Bank, dated December 9, 2000 (filed electronically as Exhibit g2 to Pre-Effective Amendment No. 2 to the Registration Statement of American Century Variable Portfolios II, Inc. on January 9, 2001, File No. 333-46922, and incorporated herein by reference).

(d)           Amendment No. 2 to the Global Custody Agreement between American Century Investments and the JPMorgan Chase Bank, dated as of May 1, 2004 (filed electronically as Exhibit g4 to Post-Effective Amendment No. 35 to the Registration Statement of American Century Quantitative Equity Funds, Inc. on April 29, 2004, File No. 33-19589, and incorporated herein by reference).

(e)           Amendment No. 3 to the Global Custody Agreement between American Century Investments and the JPMorgan Chase Bank, dated as of May 31, 2006 (filed electronically as Exhibit g6 to Pre-Effective Amendment No. 1 to the Registration Statement of American Century Growth Funds, Inc. on May 30, 2006, File No. 333-132114, and incorporated herein by reference).

(f)           Amendment No. 4 to the Global Custody Agreement with JPMorgan Chase Bank, dated as of July 2, 2008 (filed electronically as Exhibit g6 to Post-Effective Amendment No. 56 to the Registration Statement of American Century Government Income Trust on July 29, 2008, File No. 2-99222, and incorporated herein by reference).

(g)           Custodian and Investment Accounting Agreement with State Street Bank and Trust Company, dated May 27, 2005 (filed electronically as Exhibit g6 to Post-Effective Amendment No. 27 to the Registration Statement of American Century Investment Trust on May 27, 2005, File No. 33-65170, and incorporated herein by reference).

(h)           Amendment No. 1 to Custodian and Investment Accounting Agreement with State Street Bank and Trust Company, effective September 30, 2005 (filed electronically as Exhibit g8 to Post-Effective Amendment No. 41 to the Registration Statement of American Century Quantitative Equity Funds, Inc. on September 29, 2005, File No. 33-19589, and incorporated herein by reference).

(i)           Amendment No. 2 to Custodian and Investment Accounting Agreement with State Street Bank and Trust Company, effective March 31, 2006 (filed electronically as Exhibit g9 to Post-Effective Amendment No. 32 to the Registration Statement of American Century Investment Trust on March 31, 2006, File No. 33-65170, and incorporated herein by reference).

(10)           (a)           Amended and Restated Master Distribution and Individual Shareholder Services Plan (Advisor Class), dated January 1, 2008 (filed electronically as Exhibit m1 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(b)           Amended and Restated Master Distribution and Individual Shareholder Services Plan (C Class), dated January 1, 2008 (filed electronically as Exhibit m2 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(c)           Amended and Restated Master Distribution and Individual Shareholder Services Plan (A Class), dated January 1, 2008 (filed electronically as Exhibit m3 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(d)           Amended and Restated Master Distribution and Individual Shareholder Services Plan (B Class), dated January 1, 2008 (filed electronically as Exhibit m4 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(e)           Amended and Restated Master Distribution and Individual Shareholder Services Plan (R Class), dated January 1, 2008 (filed electronically as Exhibit m5 to Post-Effective Amendment No. 122 to the Registration Statement of the Registrant on February 28, 2008, File No. 2-14213, and incorporated herein by reference).

(f)           Amended and Restated Multiple Class Plan, dated January 1, 2008 (filed electronically as Exhibit 10(f) to the Registration Statement on Form N-14 of the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

(g)           Letter Agreement with American Century Investment Management, Inc., dated March 30, 2006 (filed electronically as Exhibit n13 to Post-Effective Amendment No. 42 to the Registration Statement of the Registrant on March 30, 2006, File No. 33-39242, and incorporated herein by reference).

(11)           Opinion and Consent of Counsel, dated January 30, 2009 (filed electronically as Exhibit 11 to the Registration Statement on Form N-14 to the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

(12)           (a)           Opinion and Consent of Counsel as to the tax matters and consequences to shareholders is included herein.

(b)           Opinion and Consent of Counsel as to the tax matters and consequences to shareholders is included herein.

(13)           (a)           Amended and Restated Transfer Agency Agreement between American Century Mutual Funds, Inc. and American Century Services, LLC, dated August 1, 2007 (filed electronically as Exhibit h1 to Post-Effective Amendment No. 121 to the Registration Statement of the Registrant on September 27, 2007, File No. 2-14213, and incorporated herein by reference).

(b)           Mutual Fund Services Agreement between American Century Investment Management, Inc. and J.P. Morgan Investor Services Co., dated July 2, 2008 (filed electronically as Exhibit h3 to Post-Effective Amendment No. 53 to the Registration Statement of American Century Municipal Trust on September 26, 2008, File No. 2-91229, and incorporated herein by reference).

(c)           Revised Schedule A-2 to Mutual Fund Services Agreement between American Century Investment Management, Inc. and J.P. Morgan Investor Services Co., effective July 2, 2008 (filed electronically as Exhibit h3 to Post-Effective Amendment No. 10 to the Registration Statement of American Century Asset Allocation Portfolios, Inc. on November 26, 2008, File No. 333-116351, and incorporated herein by reference).

(14)           Consent of Deloitte & Touche LLP, independent registered public accounting firm, dated January 26, 2009 (filed electronically as Exhibit 14 to the Registration Statement on Form N-14 to the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

(15)           Not applicable.

(16)           (a)           Power of Attorney, dated June 4, 2008 (filed electronically as Exhibit q1 to Post-Effective Amendment No. 42 to the Registration Statement of American Century Capital Portfolios, Inc. on July 29, 2008, File No. 33-64872, and incorporated herein by reference).

(b)           Secretary's Certificate, dated June 4, 2008 (filed electronically as Exhibit q2 to Post-Effective Amendment No. 42 to the Registration Statement of American Century Capital Portfolios, Inc. on July 29, 2008, File No. 33-64872, and incorporated herein by reference).

(17)           Form of proxy (filed electronically as Exhibit 17 to the Registration Statement on Form N-14 to the Registrant on January 30, 2009, File No. 2-14213, and incorporated herein by reference).

Item 17.      Undertakings

(1)           The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)           The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Kansas City, State of Missouri on the 29th day of June, 2009.

AMERICAN CENTURY MUTUAL FUNDS, INC.
(Registrant)
By: * ___________________________________ Jonathan S. Thomas President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

* _________________________________ Jonathan S. Thomas	President and Director	June 29, 2009

* _________________________________ Robert J. Leach	Vice President, Treasurer and Chief Financial Officer	June 29, 2009

* _________________________________ James E. Stowers, Jr.	Vice Chairman of the Board and Director	June 29, 2009

* _________________________________ Thomas A. Brown	Director	June 29, 2009

* _________________________________ Andrea C. Hall, Ph.D.	Director	June 29, 2009

* _________________________________ James A. Olson	Director	June 29, 2009

* _________________________________ Donald H. Pratt	Chairman of the Board and Director	June 29, 2009

* _________________________________ Gale E. Sayers	Director	June 29, 2009

* _________________________________ M. Jeannine Strandjord	Director	June 29, 2009

* _________________________________ John R. Whitten	Director	June 29, 2009

*By: /s/ Kathleen Gunja Nelson Kathleen Gunja Nelson Attorney in Fact (pursuant to Power of Attorney dated June 4, 2008)

EXHIBIT INDEX

EXHIBIT                                DESCRIPTION OF DOCUMENT
NUMBER

EXHIBIT 12(a)	Opinion and Consent of Counsel as to the tax matters and consequences to shareholders.

EXHIBIT 12(b)	Opinion and Consent of Counsel as to the tax matters and consequences to shareholders.